Exhibit 21


                                MOBILE MINI, INC.
                      Re: Subsidiaries of Mobile Mini, Inc.

          Name of                      Jurisdiction                 Percent
        Subsidiary                   of Incorporation           Ownership by MMI


Mobile Mini I, Inc.                       Arizona                    100%

Delivery Design Systems, Inc.(1)          Arizona                    100%

Note 1 - An inactive corporation.